                                                                    EXHIBIT 15.1

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]





August 21, 2003

Vornado Realty Trust
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Vornado Realty Trust for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated May 7, 2003, and August 7, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003 and June 30, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP